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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  ------------




                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: December 31, 1997
                        (Date of earliest event reported)


                                 S3 INCORPORATED
             (Exact name of registrant as specified in its charter)


          Delaware                     0-21126                 77-0204341
(State or other jurisdiction         (Commission              (IRS Employer
      of incorporation)             File Number)           Identification No.)


           2801 Mission College Boulevard, Santa Clara, CA 95052-8058
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (408) 588-8000


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Item 5.    Other Events.
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           On December 31, 1997, the Registrant entered into an agreement with
United Microelectronics Corporation ("UMC"), to sell to UMC 80 million shares of stock of United Semiconductor Corporation ("USC") for a purchase price of 2.4 billion New Taiwan dollars (approximately US$72.0 million at exchange rates prevailing on December 29, 1997).

           Under the terms of the agreement, if at any time a "Liquidity Event" occurs, S3 will be entitled to receive, in addition to the initial payment of
2.4 billion New Taiwan dollars, a contingent payment of up to $19 New Taiwan dollars per share, or up to an additional 1.5 billion New Taiwan dollars. A "Liquidity Event" is defined as any event by which UMC, or its successor, will have the opportunity to receive value from transfer of its ownership of shares of stock in USC in an arms length transaction other than by way of transfer to employees for incentives, whether or not UMC or its successor, in fact, participates in such opportunity. A Liquidity Event will include, for example, completion of a public offering of USC securities on a recognized securities exchange; a sale of USC stock owned by UMC (or by a UMC successor) in an arms-length transaction; or a sale of all or substantially all of the assets of USC.

           USC is a foundry joint venture between S3, UMC and Alliance Semiconductor Corporation that was formed in 1995. S3 paid 2.4 billion New Taiwan dollars for its 23.75% equity interest in USC. As a result of the sale to UMC, S3's percentage ownership in USC will decrease to 15.75%.


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                                    SIGNATURE


           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


           Dated:  January 2, 1998.


                       S3 INCORPORATED



                      By         /s/ Walter D. Amaral
                                 ---------------------------------------
                                 Walter D. Amaral, Senior Vice President
                                 of Finance and Chief Financial Officer


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